Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Sensus Healthcare, Inc. on Form S-3 FILE NO. 333-221371 of our report dated February 15, 2018 with respect to our audits of the financial statements of Sensus Healthcare, Inc. as of December 31, 2017 and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K of Sensus Healthcare, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

West Palm Beach, FL

February 15, 2018